Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Jeffrey W. Farrar
Executive Vice President and CFO
(540) 829-1603
farrarj@vfgi.net

VIRGINIA FINANCIAL GROUP, INC. ANNOUNCES AFFILIATE BANK REORGANIZATION

CULPEPER, VA, October 16 -Virginia Financial Group, Inc. (NASDAQ: VFGI) (VFG) today announced that it has initiated a significant reorganization within its affiliate bank network. In a move designed to create banks of sufficient size and depth to compete more effectively and accelerate growth prospects, VFG will combine its Second Bank & Trust (Culpeper) affiliate and Virginia Heartland Bank (Fredericksburg) affiliate. The combined bank will retain the Second Bank & Trust name and charter, with 15 branches and pro forma assets of $715 million at September 30, 2006. The two banks to be combined are geographically contiguous, share increasingly similar market dynamics and offer the opportunity to create efficiencies and management depth. Pending regulatory approval, the banks will be combined in February 2007.

O.R. Barham, Jr., President and CEO, commented, “This reorganization will enable us to operate more effectively and efficiently in the face of increased competitive and regulatory pressures. Fewer and larger banks afford the opportunity to better leverage resources, leverage the branch network, reduce administrative burden and increase the breadth of expertise among our management groups. These benefits all ultimately will result in benefits to our customers. With VFG’s Planters Bank (Staunton) affiliate consisting of 24 branches and assets of $842 million, VFG will have two similarly sized franchises with well defined footprints.”

Branches will remain open with the same staff and the commercial and retail sales staff will continue in their current roles. The boards of each of the banks will be condensed to form the board of the resulting organization.

Virginia Financial Group, Inc., with assets of $1.6 billion, is a community bank holding company headquartered in Culpeper, Virginia. The Company is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management service via its trust company affiliate. The organization maintains a network of thirty-nine branches serving Central and Southwest Virginia. It also maintains five trust and investment service offices in its markets. Additional information can be obtained at www.vfgi.net

Forward Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes”, “expects”, “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. VFG wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect VFG’s actual results, causing actual results to differ materially from those in any forward looking statement. These factors include: (i) expected cost savings from VFG’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in VFG’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions and (vii) changes may occur in the securities markets. Please refer to VFG’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.